EXHIBIT 99.1

[LOGO FOR TRIMERIS, INC.]

Contact:

Robin Fastenau

Manager of Corporate Communications

Trimeris, Inc.

919-419-6050

TRIMERIS ANNOUNCES STATUS OF FUZEON® SALES AND LAUNCH PLANS

DURHAM, NC, September 25, 2003 – Trimeris, Inc. (Nasdaq: TRMS) today announced an interim update on the launch of FUZEON (enfuvirtide) and initiatives put in place by Roche and Trimeris to ensure the long-term success of this important new medicine.

Drug shipments of FUZEON, the first HIV fusion inhibitor and first injectable HIV medication, to U.S. patients began on March 27, 2003. In order to ensure a continuous supply of drug in the face of potential manufacturing shortfalls, a Progressive Distribution Program (PDP) was put in place in the United States. Since launching the drug, improvements to the manufacturing program have occurred, significantly increasing the production output. However, we have faced a number of issues in the early launch period of FUZEON.

The total number of patients receiving FUZEON in the United States continues to increase in the early stages of launch, and the number of new patient prescriptions has been relatively constant at around 500 per month in the third quarter. As a result, we expect net revenues from the sale of FUZEON in the United States for the third quarter of 2003 to be in the range of $9.5 to $10.5 million.

There are three important issues facing the commercial launch of FUZEON: reimbursement-related issues; the use of a unique prescription fulfillment process (via a single-source distributor); and limited physician and patient experience with chronic administration of an injectable anti-HIV drug. Roche and Trimeris are intensely focused on the implementation of a number of key initiatives to enhance access and utilization of FUZEON.

Efforts to enhance reimbursement and access are critical in this early stage of the FUZEON launch. Significant progress has been made in reimbursement, with 100 percent of Medicaid and private insurers and 28 state AIDS Drug Assistance Programs providing coverage for FUZEON. FUZEON is, however, currently reimbursed by managed care insurers using two mechanisms: through the standard prescription drug benefit plan, and for some insurers, as an injectable drug (versus a typical oral anti-HIV medication), which complicates prescription fulfillment and imposes a higher co-payment for some patients. We are working to uniformly establish FUZEON as a formulary listing similar to all oral anti-HIV medications, to address the high co-payment issues and requirements, and to reduce restrictions to access imposed by prior authorizations or medical use criteria.

Currently, the Progressive Distribution Program utilizes a single-source distributor, resulting in very different dispensing logistics compared to prescription fulfillment for other anti-HIV drugs. We continue to make significant progress accelerating prescription order fulfillment, increasing clinician support services, and, ultimately, transitioning to traditional multi-source distribution channels, based on our confidence in manufacturing.

Roche and Trimeris will continue to share new clinical data as appropriate at medical conferences and to support physician education programs highlighting the immunologic and virologic benefits of FUZEON across the full range of treatment-experienced patients included in the Phase III pivotal trials. (See attached fact sheet for important safety information.) In addition, education programs will focus on familiarizing patients with the benefits of FUZEON and the use of an injectable anti-HIV drug. FUZEON’s clinical efficacy and safety are well demonstrated and we continue to be committed to its long-term success.

“As the first approved fusion inhibitor, FUZEON is a vitally important drug in the fight against HIV,” said Calvin J. Cohen, M.D., Director, Community Research Initiative of New England, Boston. “In our clinic, we continue to see impressive virologic and immunologic improvements in patients treated with FUZEON-based regimens. For a treatment-experienced patient with limited options, FUZEON in combination with other anti-HIV drugs can make the difference between successful suppression of HIV and inadequate viral control.”

European Update

European marketing authorization for FUZEON was received on May 27, 2003. FUZEON has achieved reimbursement and been launched in Austria, Denmark, Finland, France, Germany, Ireland, Netherlands, Norway, Sweden, Switzerland, and UK. In EU countries where FUZEON is reimbursed and launched, early trends indicate that sales are tracking close to projections. Reimbursement is still pending in other key European countries including Belgium, Greece, Italy, Portugal and Spain.

Future Updates

Chronimed has become a full service specialty pharmacy reporting to IMS effective August 2003 and will be reporting FUZEON prescription data in the near future. Further updates will be provided on our quarterly earnings call scheduled for October 15, 2003.

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Facts About FUZEON

FUZEON, co-developed by Roche and Trimeris (Nasdaq: TRMS), was granted accelerated approval on the basis of 24-week data by the U.S. Food and Drug Administration in March, and is also approved in the European Union, Switzerland and Canada. FUZEON leads the first class of anti-HIV drugs to be introduced in seven years. Unlike other HIV drugs that work after HIV has entered the human immune cell, FUZEON works outside the CD4 cell, blocking HIV from entering the cell. For this reason, FUZEON is effective in treatment-experienced patients who have developed resistance to other anti-HIV drugs, though patients may still develop resistance to FUZEON.

TORO Study Design

TORO 1 [T-20 (FUZEON) vs. Optimized Regimen Only] and TORO 2 are randomized, open-label trials that enrolled approximately 1,000 HIV-1 infected patients at 112 centers internationally. Patients were treatment-experienced and/or had documented resistance to each of the other three classes of anti-HIV drugs. At entry, resistance testing and patient treatment history were used together to aid in the selection of an individualized regimen of three to five anti-HIV drugs for each patient. After selection of the regimen, patients were randomized 2:1 to receive either the regimen in combination with FUZEON (FUZEON arm) or the individualized regimen alone (control arm). At baseline, patients had a median HIV RNA level of more than 5.0 log10 copies/mL, a median CD4 cell count of less than 100 cells/mm3, and had been treated with anti-HIV drugs for an average of seven years.

FUZEON Indication and Safety

FUZEON in combination with other antiretroviral agents is indicated for the treatment of HIV-1 infection in treatment-experienced patients with evidence of HIV-1 replication despite ongoing antiretroviral therapy. This indication is based on analyses of plasma HIV-1 RNA levels and CD4 cell counts in controlled studies of FUZEON of 24 weeks’ duration. Subjects enrolled were treatment-experienced adults; many had advanced disease. There are no studies of FUZEON in antiretroviral naive patients. There are no results from controlled trials evaluating the effect of FUZEON on clinical progression of HIV-1.

FUZEON is administered as a twice-daily subcutaneous injection. Injection site reactions are the most common adverse events associated with FUZEON. Injection site reactions occurred in 98% of patients studied and 3% discontinued FUZEON due to injection site reactions. Signs/symptoms may include pain and discomfort, induration, erythema, nodules and cysts, pruritus, and ecchymosis. Nine percent of patients had local reactions that required analgesics or limited usual activities.

There was less than five percent difference in the most common adverse events seen between FUZEON plus an individualized regimen of antiretroviral drugs and an individualized regimen alone at 24 weeks. The events most frequently reported in subjects receiving FUZEON plus an individualized regimen were diarrhea (26.8%), nausea (20.1%), and fatigue (16.1%). All these events were seen at a lower incidence than in subjects that received background regimen alone: diarrhea (33.5%), nausea (23.7%), and fatigue (17.4%). The most common adverse events seen more frequently in patients receiving FUZEON plus an individualized regimen than in patients who received treatment without FUZEON include headache (11.8%), peripheral neuropathy (8.9%), dizziness (6.6%), insomnia (11.3%), depression (8.6%), decreased appetite (6.3%), asthenia (5.7%), myalgia (5.0%), constipation (3.9%) and pancreatitis (2.4%). The majority of adverse events were of mild or moderate intensity.

Hypersensitivity reactions have been associated with FUZEON therapy (less than or equal to 1 percent) and have recurred on rechallenge. Symptoms of an allergic reaction may include rash, fever, nausea and vomiting, chills, rigors, hypotension, and elevated serum transaminases.

An increased rate of bacterial pneumonia was observed in patients treated with FUZEON in the Phase III clinical trials compared to the control arm. It is unclear if the increased incidence of pneumonia is related to FUZEON use.

Patients taking FUZEON may acquire opportunistic infections or other conditions that are associated with HIV infection. The list of side effects is not complete at this time because FUZEON is still being studied.

FUZEON does not cure HIV infection or AIDS. FUZEON does not reduce the risk of transmission of HIV to others through sexual contact or blood contamination. Patients should continue to practice safer sex by using latex or polyurethane condoms or other barrier methods. Never use or share dirty needles.

About Trimeris, Inc.

Trimeris, Inc. (Nasdaq: TRMS) is a biopharmaceutical company engaged in the discovery, development and commercialization of novel therapeutic agents for the treatment of viral disease. The core technology platform of fusion inhibition is based on blocking viral entry into host cells. FUZEON, recently approved in the U.S. and European Union, is the first in a class of anti-HIV drugs called fusion inhibitors. Trimeris’ second fusion inhibitor product candidate, T-1249, has received fast track status from the FDA and is in Phase I/II clinical testing. Trimeris is developing FUZEON and T-1249 in collaboration with F. Hoffmann-La Roche Ltd. For more information about Trimeris, please visit the Company’s website at www.trimeris.com.

Trimeris Safe Harbor Statement

This document and any attachments may contain forward-looking information about the Company’s financial results and business prospects that involve substantial risks and uncertainties. These statements can be identified by the fact that they use words such as “expect,” “project,” “anticipate”, “intend,” “plan,” “believe” and other words and terms of similar meaning. Among the factors that could cause actual results to differ materially are the following: there is uncertainty regarding the success of research and development activities, regulatory authorizations and product commercializations; the results of our previous clinical trials are not necessarily indicative of future clinical trials; and, our drug candidates are based upon novel technology, are difficult and expensive to manufacture and may cause unexpected side effects. For a detailed description of these factors, see Trimeris’ Form 10-K filed with the Securities and Exchange Commission on March 27, 2003 and its periodic reports filed with the SEC.